Exhibit k.2





                      COMPUTERSHARE INVESTOR SERVICES, LLC



                                     - AND -



                                USA REIT FUND LLC





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                 DISTRIBUTION REINVESTMENT PLAN AGENCY AGREEMENT

                                DECEMBER 1, 2003


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                         OSLER, HOSKIN AND HARCOURT LLP

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                 DISTRIBUTION REINVESTMENT PLAN AGENCY AGREEMENT

         THIS AGREEMENT made effective as of the ___ day of December, 2003.

BETWEEN:

                  COMPUTERSHARE INVESTOR SERVICES, LLC, a limited liability company organized under the laws of the State of Delaware

                  (the "PLAN AGENT")

                                     - and -

                  USA REIT FUND LLC, a limited liability company organized under the laws of the State of Delaware

                  (the "COMPANY")

RECITALS:

                           A. USA REIT Fund LLC (the "COMPANY") is governed by an amended and restated limited liability company agreement (the "LLC AGREEMENT") made as of November 25, 2003 (as amended from time to time);

                           B. Pursuant to an administrative services agreement dated as of the 25th day of November, 2003, the Company has appointed Brompton Capital Advisors Inc. (the "ADMINISTRATOR") to provide certain administrative services required for the ongoing business and operations of the Company and to perform such other duties as are contemplated by the terms of the LLC Agreement;

                           C. The Company wishes to appoint Computershare Investor Services, LLC as the Company's agent under the distribution reinvestment plan (the "PLAN") on the terms and conditions set out in this Agreement;

         THEREFORE this Agreement witnesses that in consideration of the respective covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

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                                    ARTICLE 1
                                   DEFINITIONS

1.1      DEFINITIONS

In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

         "ADMINISTRATOR" means Brompton Capital Advisors Inc. in its capacity as Administrator of the Company.

         "AGREEMENT" means this distribution reinvestment plan agency agreement and includes any agreement amending this agreement or any agreement or instrument which is supplemental or ancillary thereof, and the expressions "ABOVE", "BELOW", "HEREIN", "HERETO", "HEREOF" and similar expressions refer to this agreement.

         "BUSINESS DAY" means any day except Saturday, Sunday or statutory holiday in Toronto, Ontario or New York, New York.

         "CDS" means The Canadian Depository for Securities Limited.

         "CDS PARTICIPANT" means a participant in the CDS depository service.

         "COMMON SHARE" means one common share of the Company.

         "COMPANY" means USA REIT Fund LLC.

         "LLC AGREEMENT" means the amended and restated limited liability company agreement dated as of November 25, 2003 which provides for certain matters regarding the operation and management of the Company, as the same may be supplemented, amended or restated from time to time.

         "DISTRIBUTION" means any amount payable by the Company to the Shareholders, less any applicable withholding taxes.

         "DISTRIBUTION DATE" means each date on which the Company makes a Distribution to Shareholders.

         "ENROLLMENT FORM" means a form, approved by the Company in consultation with the Plan Agent, to be completed by a Shareholder to enable such Shareholder to participate in the Plan.

         "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means the generally accepted accounting principles from time to time approved by the Financial Accounting Standards Board applicable as at the date on which any calculation is made or required to be made in accordance with generally accepted accounting principles applied on a basis consistent with preceding years.

         "NET ASSET VALUE" means the net asset value of the Company to be determined in accordance with the LLC Agreement.

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                                      -3-


         "NYSE" means the New York Stock Exchange.

         "PARTIES" means the Company and the Plan Agent and "PARTY" means one of them.

         "PERSON" includes an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization, a union, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual.

         "PLAN" means the Distribution Reinvestment Plan of the Company effective as of the date hereof, as the same may be amended from time to time.

         "PLAN AGENT" means Computershare Investor Services, LLC or its successor or assigns, as agent under the Plan.

         "PLAN PARTICIPANT" means a Shareholder who has notified the Plan Agent via CDS of such Shareholder's intention to participate in the Plan in respect of any Distribution.

         "PLAN SHARES" means whole Common Shares purchased under the Plan by a Plan Participant through the applicable CDS Participant through which such Plan Participant holds his or her Common Shares.

         "RECORD DATE" means the last Business Day of each month.

         "SHAREHOLDER" means any holder of Common Shares registered in the name of CDS pursuant to the LLC Agreement, including any beneficial owner of such Common Shares, provided that all rights of such beneficial owners in respect of such Common Shares must be exercised solely through CDS as registered holder thereof and the Company may deal solely with CDS in respect of Common Shares registered in its name as though CDS were the sole Shareholder in respect thereof.

         "TSX" means the Toronto Stock Exchange.

1.2      REFERENCES

References to Articles, Sections, Subsections or Schedules refer to articles, sections, subsections or schedules of this Agreement.

1.3      CANADIAN DOLLARS

All dollar amounts referred to in this Agreement are in Canadian funds, unless otherwise indicated herein. All payments contemplated herein by the Company shall be by cheque, wire transfer or bank draft or such other transfer of immediately available funds as may be acceptable to the Plan Agent.

1.4      EXTENDED MEANINGS

In this Agreement, words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders; the use of the word "INCLUDE" or "INCLUDING" shall be deemed to include "INCLUDE, WITHOUT LIMITATION", or "INCLUDING, WITHOUT LIMITATION", as applicable; and references to any statute shall extend to and include orders-in-council or regulations passed under and pursuant thereto, of any amendment or

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re-enactment of such statute, orders-in-council or regulations, or any statute, order-in-council or regulations substantially in replacement thereof.

1.5      ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

1.6      CONFLICTS

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of any Schedule, the provision of the body of this Agreement shall prevail. If any term or condition of this Agreement conflicts with applicable law, applicable law shall prevail, and this Agreement shall be deemed to be amended to the extent required to eliminate any such conflict.

1.7      ACCOUNTING REFERENCES

Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with Generally Accepted Accounting Principles except where the application of such principles is inconsistent with, or limited by, the terms of this Agreement.

1.8      COMPUTATION OF TIME PERIODS

Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period. If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall extend to the next following Business Day.

1.9      HEADINGS

The insertion of headings and the division of this Agreement into Articles, Sections, Subsections and Schedules are not to be considered part of this Agreement and are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents hereof.

                                    ARTICLE 2
                             THE PLAN AGENT SERVICES

2.1      APPOINTMENT OF THE PLAN AGENT

The Company hereby appoints the Plan Agent as administrative agent and record keeper for and on behalf of the Company for the purposes of administering and maintaining the records

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                                      -5-

pertaining to the accounts of Plan Participants under the Plan. The Plan Agent hereby accepts the appointment, and the Parties agree to perform their respective functions as set forth in this Agreement, upon the terms and conditions set forth herein.

2.2      SPECIFIC RESPONSIBILITIES AND DUTIES OF THE PLAN AGENT

The Plan Agent agrees to be bound by the terms and conditions of this Agreement and, without limiting the generality of the services to be performed by the Plan Agent, the Plan Agent accepts the duties and responsibilities outlined below:

         (a) upon receipt of elections from CDS made on behalf of Shareholders through the applicable CDS Participant, enroll such account(s) as a Plan Participant(s). Such elections must be received by the Plan Agent not less than two (2) Business Days prior to a Record Date. Any elections received following such date shall be considered for enrollment in the next Distribution;

         (b)      establish and maintain records for the Plan;

         (c) purchase Plan Shares for Plan Participants through the facilities of the TSX, via the applicable CDS Participant's account, with Distributions otherwise payable in cash by the Company to such Plan Participants;

         (d) cause CDS to credit the appropriate CDS Participant's account with the appropriate number of Plan Shares purchased on behalf of a Plan Participant and notify the Administrator in writing of the total number of Plan Shares purchased in respect of each Distribution;

         (e) issue a cash adjustment for any uninvested Distributions to CDS on a monthly basis to be credited to the Plan Participants via the applicable CDS Participants;

         (f) respond on a timely basis to all inquiries regarding the Plan on behalf of the Company;

         (g) provide to the Administrator, or such other party designated by the Company, on a regular and timely basis as requested by the Administrator or such other party designated to act on behalf of the Company, any information regarding Plan Shares purchased under the Plan, including any information required to fulfil applicable requirements of securities regulatory authorities and stock exchanges;

         (h) maintain appropriate records to facilitate the preparation of, and prepare and deliver, annual Canadian tax information forms to CDS Participants, which indicate the income received, and shall provide the Company with reports in a manner as mutually agreed;

         (i) deposit in separate accounts the cash balance provided by the Company, upon which no interest shall be accounted for, earned or payable to the Plan Participant or the Company;

         (j) notify, as soon as practicable, in writing and at its own cost, all Plan Participants via the applicable CDS Participant, the Company and the Administrator of any

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                                      -6-


                  change in the Plan Agent's address or telephone number which appears in any Plan documents; and

         (k) generally, carry out all such other duties as are set out herein.

2.3      NO U. S. PLAN PARTICIPANTS

The Plan Agent acknowledges that the Plan is not available to United States residents and agrees to use reasonable efforts to prevent United States residents from becoming Plan Participants. Notwithstanding anything contained herein, the Plan Agent shall incur no liability in connection with ensuring the residency of Plan Participants.

2.4      EXPRESS DUTIES

The Plan Agent shall have no duties or obligations except as expressly provided in this Agreement and, for greater certainty, the Plan Agent shall have no duties or responsibilities arising under any other agreement, including the Plan, to which the Plan Agent is not a party.

2.5      LEGAL ADVICE AND APPOINTMENT OF ADVISORS

The Plan Agent is hereby authorized, at its discretion, as it may reasonably require for the purpose of discharging its duties or determining its rights hereunder to refer any matter to the Company, the Company's legal counsel, or the legal counsel for the Plan Agent for direction and advice and to retain consultants, experts, advisors, agents or agencies, brokers or organizations, including organizations related to the Plan Agent. All reasonable costs and expenses incurred pursuant to this Section shall be at the expense of the Company. The Plan Agent shall be entitled to act and rely upon, and shall be fully protected in acting and relying upon, the services and advice provided pursuant to this Section.

2.6      PROTECTION OF THE PLAN AGENT

Without derogating from any other right of the Plan Agent as set out or described under this Agreement or otherwise, the Plan Agent shall:

         (a) retain the right not to act and shall not be liable for refusing to act unless it has received clear instructions and/or documentation and sufficient time to give effect to such instructions and/or documentation;

         (b) disburse funds hereunder only to the extent that funds have been deposited with it;

         (c) if any funds are received by it in the form of uncertified cheques, be entitled to delay the time for release of such funds until such uncertified cheques shall be determined to have cleared the financial institution upon which the same are drawn;

         (d) incur no liability with respect to the delivery or non-delivery by the Plan Agent or its agents of any Common Share certificate or cheque whether delivered by hand, mail or other means, which shall be at the risk of the intended recipient; and

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         (e)      if it shall hold any amount on account of any distributable amount which is unclaimed or cannot be paid for any reason or re-invested in accordance with the Plan, be under no obligation to invest or reinvest the same but shall only be obliged to hold same in a current or other non-interest bearing account pending payment to the Person or Persons entitled thereto, and shall be entitled to retain for its own account any benefit earned by the holding of same.

2.7      TAX

The Company shall be solely responsible for all tax processing relating to or arising from the duties or actions contemplated by this Agreement, including evaluation, reporting, remittance, filing, and issuance of tax slips, summaries and reports, except as is specifically delegated to the Plan Agent pursuant to this Agreement or as may be agreed subsequently, as confirmed in writing by the Parties. The Plan Agent shall process only such tax matters as have been specifically delegated to it pursuant to this Agreement or as may be agreed subsequently, and, in doing, the Plan Agent does not undertake to carry out any inquiry, evaluation, reporting, remittance, filing or issuance of tax slips, summaries and reports necessarily incidental thereto, which shall remain the sole responsibility of the Company. The Plan Agent shall be entitled to rely upon and assume, without further inquiry or verification, the accuracy and completeness of any tax processing information, documentation or instructions received by the Plan Agent, directly or indirectly, from or on behalf of the Company or the Plan Participant. It is agreed that any direction must be supplied to the Plan Agent prior to processing any entitlement or filing.

                                    ARTICLE 3
                                FEES AND EXPENSES

3.1      SECTION 3.1 REMUNERATION

The Company shall pay to the Plan Agent charges for the administration of the Plan as agreed to in writing from time to time by the Plan Agent and the Company or a party designated to act on behalf of the Company and all of the Plan Agent's reasonable expenses (collectively the "FEES") within thirty (30) days of the date of the Plan Agent's invoice which for greater certainty shall form part of and be included in the fees payable by the Company to the Plan Agent pursuant to the terms of a transfer agency agreement between the parties dated the date hereof. The Company acknowledges that late payment may be subject to interest charges as indicated on the invoice. In the event that the Company is more than sixty (60) days late in paying an invoice, commencing from the invoice date, the Plan Agent may immediately suspend its services or terminate this Agreement for non-payment ("NON-PAYMENT"), following written notice from the Plan Agent, subject to a ten (10) day cure period. In the event of Non Payment, the Plan Agent is hereby authorized to deduct all fees owed to it, in an equitable manner, from the Plan accounts maintained for the Company. No such deduction by the Plan Agent shall operate as a curing of Non Payment. In addition to the services specified in this Agreement, the Parties may agree from time to time that the Plan Agent shall perform other services for the Company in connection with the Plan. Charges for additional services shall be in accordance with the Plan Agent's then current fees for such services and shall constitute Fees of the Plan Agent as set out herein. The Company agrees that the Fees of the Plan Agent are confidential information. As such, the Company agrees not to disclose such Fees to a third party without the Plan Agent's prior written consent, save and except as required by law.

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                                      -8-

                                    ARTICLE 4
               RELIANCE, INDEMNITY AND LIMITATIONS UPON LIABILITY

4.1      RELIANCE BY THE PLAN AGENT ON DOCUMENTS AND DIRECTIONS

The Plan Agent may act and rely, and shall be protected in acting and relying upon, any notice, direction, instruction, duly completed Enrollment Form, order, request, consent, receipt, opinion, statutory declaration or other paper or document furnished to it. The Plan Agent may refer matters to the Company for direction. The Plan Agent may rely and act on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Plan Agent need not investigate any fact or matter stated in any document. However, before acting or refraining from acting, the Plan Agent may require a certificate from an appropriate officer of the Company or a party designated to act on behalf of the Company or an opinion of counsel, where it reasonably deems the same to be necessary. The Plan Agent may rely and act upon any opinion, information or advice provided by any counsel or expert, who may from time to time be appointed by the Plan Agent and shall be fully protected for so doing.

4.2      AGENCY RELATIONSHIP

In incurring any debts, liabilities or obligations, or in taking or omitting to take any other actions for or in connection with the affairs of the Company or any Plan Participant in accordance with this Agreement, the Plan Agent, is and shall be deemed to be acting for and on behalf of the Company or such Plan Participant, respectively, and not in its own personal capacity and, as such, shall not be held to any personal liability, nor shall resort be had to its property or assets for satisfaction of any obligation or claim arising out of or in connection with this Agreement.

4.3      LIMITATION OF LIABILITY

         (a) The Plan Agent will not be liable to the Company for any action taken or omitted to be taken by it under or in connection with this Agreement, except for losses directly, principally and immediately caused by its bad faith, wilful misconduct, negligence or disregard of its standard of care or of its obligations and duties hereunder. Notwithstanding the generality of the foregoing, the Plan Agent will not be liable under any circumstances whatsoever for any (i) breach by any other party of securities law or other rule of any securities regulatory authority, (ii) promises made to the Plan Participants by any other party, (iii) market loss or diminution in value of assets held in accordance with this Agreement, (iv) lost profits, or (v) special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages.

         (b) Notwithstanding the aforementioned, any liability of the Plan Agent shall be limited, in the aggregate, to the amount of fees paid by the Company to the Plan Agent under this Agreement in the twelve (12) months immediately preceding the date of receipt by the Plan Agent of the first notice of the claim.

         (c) The Company acknowledges that the remuneration received by the Plan Agent under this Agreement has been established based, among other things, on the limits on liability set out herein.

         (d) The provisions of this Section 4.3 shall survive termination of this Agreement.

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4.4      INDEMNIFICATION OF THE PLAN AGENT

         (a) Subject to Section 4.4(c), the Plan Agent and any director, officer and employee thereof, (collectively, the "INDEMNIFIED PARTIES"), shall be indemnified and reimbursed by the Company against liabilities and expenses (including judgments, fines, penalties, interest, amounts paid in settlement with the consent of the Company and reasonable counsel fees and disbursements on a solicitor and client basis) reasonably incurred in connection with any action, suit or proceeding to which any Indemnified Party may hereafter be made a party by reason of being or having been the Plan Agent, or a director, officer or employee thereof, except for liabilities and expenses resulting from the Indemnified Party's willful misconduct, bad faith, negligence, disregard of its duties or standard of care, or material breach or default of this Agreement.

         (b) For purposes of the preceding paragraph, (i) "action, suit or proceeding" shall include every action, suit or proceeding, civil, criminal, administrative, or investigative, (ii) the right of indemnification conferred thereby shall extend to any threatened action, suit or proceeding and the failure to institute it shall be deemed its final determination, (iii) advances may be made by the Company against costs, expenses and fees incurred in respect of the matter or matters as to which indemnification is claimed, provided that any advance shall be made only if the Company receives an opinion of independent counsel to the effect that, on the basis of the facts known to such counsel that the Plan Agent or director, officer or employee thereof is entitled to indemnification under this Section 4.4. The foregoing right of indemnification shall not be exclusive of any other rights to which the Plan Agent or director, officer, employee, consultant or agent thereof may be entitled as a matter of law or which may be lawfully granted to such Person and the provisions of this
                  Section 4.4 are severable, and if any provisions hereof shall for any reason be determined invalid or ineffective, the remaining provisions of this Agreement relating to indemnification and reimbursement shall not be affected thereby.

         (c) The Plan Agent agrees that the Company shall have no liability to reimburse any Person for transfer or other taxes or fees payable on the transfer of Common Shares, fees relating to any distribution reinvestment plan or any income or other taxes assessed against any Person by reason of ownership or disposition of Common Shares, or for any losses suffered by reason of changes in the market value or Net Asset Value of Common Shares.

This Section 4.4 shall survive termination of this Agreement.

                                    ARTICLE 5
                           OBLIGATIONS OF THE COMPANY

5.1      OBLIGATIONS OF THE COMPANY

The Company or a party designated to act on behalf of the Company shall:

         (a)      comply with the provisions of the Plan;

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                                      -10-


         (b) comply with all applicable laws in connection with the adoption, implementation and operation of the Plan;

         (c) notify all Shareholders annually in writing via the applicable CDS Participant of their right to participate in the Plan and instruct them how such participation may be effective;

         (d) select a Record Date which is no more than fifteen (15) Business Days prior to the applicable Distribution Date;

         (e) advise the Plan Agent of the Record Date and Distribution Date in writing not less than ten (10) days prior to the Distribution Date;

         (f) ensure that the acquisition, issuance or trading of securities under the Plan and all trade instructions received does and shall comply in all material respects with all applicable securities laws and requirements of all securities regulatory authorities, applicable exchanges, securities markets and self-regulatory organization;

         (g) provide the Plan Agent with sufficient cash balance, in an amount determined solely by the Plan Agent, acting reasonably, so that at all times during the continuation of the Plan the Plan Agent will have sufficient cash available to among other things (i) purchase Plan Shares in the market, (ii) make payment for any fractional Plan Shares, and (iii) pay any commission costs relating to the Plan;

         (h) in addition to providing such cash balance as provided pursuant to subparagraph 5.1 (g), indemnify and save harmless the Plan Agent and reimburse the Plan Agent for any additional losses, costs or expenses incurred as a result of any of the matters referred to in this Section 5.1; and

         (i) not issue any Plan Shares from the treasury of the Company without first obtaining all regulatory approval to do so and amending this Agreement as may be required to permit the acquisition of Plan Shares issued from the treasury of the Company.

                                    ARTICLE 6
                AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN

6.1      AMENDMENT, SUSPENSION OR TERMINATION

         (a) The Company or a party designated to act on behalf of the Company may, in consultation with the Plan Agent, adopt additional rules and regulations to facilitate the administration of the Plan, which shall, once adopted, be deemed to form part of this Agreement. The Company may also amend the Plan or this Agreement at any time in its sole discretion, provided that (i) if the amendment is material to Plan Participants, at least 3 days notice thereof shall be given to Plan Participants via the applicable CDS Participant and to the Plan Agent, and (ii) if the amendment is not material to Plan Participants, notice thereof may be given to Plan Participants and to the Plan Agent after effecting the amendment. Notwithstanding the preceding, no amendment will have the effect of modifying

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                                      -11-


                  any duties or responsibilities of the Plan Agent without the Plan Agent's prior written consent.

         (b) Notwithstanding the foregoing, the Plan Agent acknowledges that the Company reserves the right in its sole discretion to suspend the Plan at any time, in which case the Company or a party designated to act on behalf of the Company shall give all Plan Participants via the applicable CDS Participant and the Plan Agent written notice thereof. In the event of such a suspension of the Plan:

                  (i) all purchases of Plan Shares by the Plan agent through the facilities of the TSX, via the applicable CDS Participant's account, with Distributions otherwise payable in cash by the Company to such Plan Participants shall be suspended;

                  (ii) all Distributions which would otherwise be applied to the purchase of Plan Shares by the Plan Agent shall be promptly paid over to Plan Participants originally entitled thereto via the applicable CDS Participants; and

                  (iii) the only actions that may be taken by the Plan Agent under this Agreement shall be the Plan Agent's duties pursuant to subsections 2.2(d), (f), (g) and (i) until the Company or a party designated to act on behalf of the Company gives notice of the reactivation of the Plan.

         (c) Notwithstanding the foregoing, the Plan Agent acknowledges that the Company reserves the right in its sole discretion to terminate the Plan at any time, upon not less than 30 days' notice to the Plan Participants via the applicable CDS Participant and the Plan Agent.

         (d) The Company, or the Administrator on the Company's behalf, may also amend, modify of suspend the Plan at any time in its sole discretion, provided that it complies with the foregoing requirements and gives notice of that amendment, modification or suspension to: (i) CDS Participants through which the Plan Participants hold their Shares; (ii) the Plan Agent; and (iii) the Toronto Stock Exchange.

                                    ARTICLE 7
                    RESIGNATION OR REMOVAL OF THE PLAN AGENT

7.1      RESIGNATION OR REMOVAL OF THE PLAN AGENT

Subject to Section 3.1, the Company may remove the Plan Agent or the Plan Agent may resign any time upon not less than ninety (90) days prior notice to the Plan Agent or the Company, as the case may be, or upon such lesser period as may be otherwise provided herein or as mutually agreed to by the Company and the Plan Agent. On or prior to the end of such notice period, the Company may appoint a successor to the Plan Agent to act as the administrative agent for the Plan and to which the Plan Agent shall, at the request of the Company, deliver the property and records held in connection with this Agreement, but only after full payment of all outstanding fees and expenses of the Plan Agent under this Agreement has been received by the Plan Agent from the Company or deducted by the Plan Agent from the Plan accounts in accordance with Section 3.1 hereof prior to any transfer to such successor. The Plan Agent shall be discharged of all duties and obligations under this Agreement upon the earlier of the expiration of the notice period or upon returning all property and records held in connection with the Plan and this Agreement to the Company or its designate. Where the Company fails to appoint a successor to the Plan Agent on or prior to the end of the applicable notice period under this Section 7.1, the provisions of Section 6.1(b) shall apply as if the Plan were terminated.

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                                    ARTICLE 8
                                     GENERAL

8.1      GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the State of Delaware. Each Party accedes and submits to the jurisdiction of the courts of Delaware and all courts of appeal therefrom.

8.2      COUNTERPARTS

This Agreement may be executed in several counterparts and evidenced by a facsimile copy of an original execution page bearing the signature of each Party, each of which when so executed shall be deemed to be an original, and such counterparts or facsimile copies thereof together shall comprise one and the same instrument and, notwithstanding their date of execution, shall be deemed to bear the date as of the date above written.

8.3      ASSIGNMENT

The Parties hereby undertake not to assign their duties and responsibilities except upon securing the prior approval of the other party, which approval shall not be unreasonably withheld or delayed. Notwithstanding the aforementioned, any corporation into which the Plan Agent may be merged, consolidated or amalgamated, or any corporation succeeding to all or substantially all of the business of the Plan Agent relevant to this Agreement (by sale of such business or otherwise), shall thereupon automatically become the administrative agent and record keeper hereunder without any further act or formality by the Plan Agent or the Company. This Agreement shall enure to the benefit of and shall be binding upon the Parties hereto and their permitted successors and permitted assigns.

8.4      DELIVERY OF NOTICES

Notwithstanding anything to the contrary contained herein, all notices required or permitted hereunder shall be in writing. Any notice to be given hereunder shall be deemed to be properly provided if delivered in any of the following modes:

         (a) personally, by delivering the notice to the Party on which it is to be served at that Party's address for notices as set forth in Section 8.5. Personally delivered notices shall be deemed to be received by the addressee when actually delivered as aforesaid; provided that, such delivery shall be during normal business hours on any Business Day. If a notice is not delivered on a Business Day or is delivered after the addressee's normal business hours, such notice shall be deemed to have been received by such Party at the commencement of the addressee's first Business Day next following the time of the delivery; or

         (b) by facsimile (or by any other like method by which a written message may be sent) directed to the Party on which it is to be delivered at that Party's facsimile number as set forth in
                  Section 8.5 immediately followed up with a telephone confirmation by the sending Party to the contact of the receiving Party identified in the facsimile. A notice so served shall be deemed to be received by the addressee when transmitted by the Party delivering the notice (provided such

                  Party obtains confirmation from its facsimile of successful transmission and confirms by telephone with the Receiving Party that the facsimile was successfully transmitted), if transmitted during the addressee's normal business hours on any Business Day or at the commencement of the next ensuing Business Day following transmission if such notice is not transmitted during business hours.

8.5      NOTICES

The address and facsimile number for delivery of notices hereunder of each of the Parties shall be as follows:

         (a) the Plan Agent:

                  Computershare Investor Services, LLC
                  Two North LaSalle Street
                  Chicago, Illinois 60602
                  U.S.A.

                  Attention:        Angela Gaona
                  Fax No:           (312) 601-4348

                  with a copy to:

                  Computershare Investor Services, LLC
                  Two North LaSalle Street
                  Chicago, Illinois 60602
                  U.S.A.

                  Attention:       Director, Relationship Management
                  Fax No:         (312) 735-4310

         (b) If to the Company:

                  USA REIT Fund LLC
                  c/o Delaware Corporate Organizers, Inc.
                  1201 N. Market Street
                  18th Floor
                  Wilmington, New Castle County, Delaware  19801
                  U.S.A.

                  Attention:        Cindy Caskey
                  Fax No.:          (302) 658-3989

                  with a copy to:

                  Brompton Capital Advisors Inc.
                  Suite 2930, P. O. Box 793
                  Bay Wellington Tower
                  BCE Place
                  181 Bay Street
                  Toronto, Ontario M5J 2T3

                  Attention:       Chief Financial Officer
                  Fax No:         (416) 642-6001

A Party may change its address and facsimile number for delivery by notice to the other Party in the manner set forth herein, and such changed address for notices thereafter shall be effective for all purposes of this Agreement.

8.6      TIME OF THE ESSENCE

Time shall be of the essence in this Agreement.

8.7      SEVERABILITY

If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction, and shall not in any manner affect such provision or render it invalid or unenforceable in any other jurisdiction or affect any other provision of this Agreement in such jurisdiction or any other jurisdiction.

8.8      FORCE MAJEURE
Except for the payment obligations of the Company contained herein, neither party shall be liable to the other, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section.

IN WITNESS WHEREOF this Agreement has been executed by the Parties hereto as of the day and year first above written.



                                        COMPUTERSHARE INVESTOR SERVICES, LLC


                                        By:
                                           -------------------------------------




                                        USA REIT FUND LLC

                                        By:
                                           -------------------------------------
                                            Peter A. Braaten
                                            Chief Executive Officer